BlackRock Funds:
Money Market Portfolio

For the Period Ended:   03/31/09


Pursuant to Exemptive Order ICA Release No. 15520 dated
January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith
Incorporated, for the period October 1, 2008 through December 31, 2008.



                     PURCHASES (IN THOUSANDS)
TRANSACTION   FACE
DATE          AMOUNT     SECURITY DESCRIPTION       RATE    DUE DATE

10/01/08    $ 10,000   LIBERTY STREET FUNDING LLC   4.50    10/30/08

11/05/08    $  3,000         APRECO LLC             2.16    01/29/09

11/10/08    $  5,000     AMSTEL FUNDING CORP        1.30    11/13/08

12/22/08    $  5,000    THUNDER BAY FUNDING LLC     0.50    01/23/09

12/23/08    $ 40,000   LIBERTY STREET FUNDING LLC   0.62    03/23/09